UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported):   June 12, 2018
DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

322 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

(864) 232-5200
(Registrant's Telephone Number Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Large accelerated filer	Accelerated filer	Non-accelerated filer		Emerging growth company
☐	☑	☐	☐	☐
(Do not check if a smaller reporting company)

Section 8 - Other Events

Item 8.01 Other Events

On June 12, 2018, Robert W. Humphreys, Chairman and Chief Executive Officer of Delta Apparel, Inc. (the "Company"), adopted a pre-arranged Rule 10b5-1 stock trading plan (the "10b5-1 Plan"). Mr. Humphreys entered into the 10b5-1 Plan as a part of his personal long-term financial planning strategy. Under the 10b5-1 Plan, Mr. Humphreys may sell up to an aggregate of 50,000 shares of the Company’s common stock on the open market at prevailing market prices and subject to minimum price and daily volume thresholds specified therein. The 10b5-1 Plan is scheduled to terminate on August 8, 2019, unless terminated sooner in accordance with its terms.

Mr. Humphreys continues to be subject to the Company’s executive stock ownership guidelines, under which he is required to hold Company stock with a value of at least four times his base salary, and remains compliant with such guidelines. As of June 12, 2018, Mr. Humphreys beneficially owned 540,155 shares of the Company's common stock.

The 10b5-1 Plan was adopted in a scheduled open window period under the Company’s insider trading policy and was designed to comply with the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit persons to enter into a pre-arranged plan for buying or selling Company stock at a time when such person is not in possession of material, nonpublic information about the Company. In accordance with Rule 10b5-1, Mr. Humphreys will have no discretion over sales under the 10b5-1 Plan.

The transactions under the 10b5-1 Plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Except as may be so required, the Company does not undertake any obligation to update or report any modification, termination or other activity under the 10b5-1 Plan or any other plan that may be adopted by other officers or directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	June 14, 2018	/s/ Justin M. Grow
Justin M. Grow
Vice President of Administration and General Counsel